Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Lorna Nagler
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS APPOINTS MICHAEL LYFTOGT

AS INTERIM CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER

Minneapolis, MN, July 16, 2010 — Christopher & Banks Corporation (NYSE: CBK) announced today the appointment of Michael Lyftogt as Interim Chief Financial Officer. Mr. Lyftogt replaces Rodney Carter, who has left the Company to pursue other interests. The Company indicated it is commencing a search for a permanent CFO.

Mr. Lyftogt has been with the Company since March 1998. Prior to this appointment, he served as Vice President, Finance. In addition to his appointment as Interim CFO, Mr. Lyftogt was also promoted to Chief Accounting Officer.

Ms. Lorna Nagler, President and Chief Executive Officer, said, “Mike Lyftogt’s extensive experience with the Company and his in-depth knowledge of our finance and accounting operations make him the natural and logical choice for Interim CFO. I am pleased to welcome Mike to the senior management team and look forward to working with him. I am also confident in his ability to assure a smooth transition as we search for a permanent CFO.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of July 16, 2010, the Company operates 793 stores in 46 states consisting of 531 Christopher & Banks stores, 260 stores in their plus size clothing division CJ Banks and two dual-concept stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

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